Exhibit 99.02

Dear MacroSolve Shareholders,

In May 2013, we updated you on our current operations, which are primarily focused on patent enforcement litigation and our strategy of providing patent and advisory services to highly-selective candidate companies. At that time, we informed you that the enforcement pace was accelerating with a Markman hearing scheduled for late 2013 and trial for mid-2014.

A Markman hearing was held in September 2013. On January 21, 2014, the United States District Court for the Eastern District of Texas issued its patent claim construction ruling, or “Markman Order”, in our ongoing patent infringement action against Geico Insurance Agency, Inc. and Newegg Inc. A Markman Order in a patent infringement case is the culmination of the claim construction process that determines the meaning and scope of the asserted patent claims. It can be a significant factor in the process and outcome of patent infringement litigation.  After considering the briefs, materials and arguments provided by both parties, the Court reduces highly complicated technical issues to their most simple and legally correct essence.  The Court’s interpretation then determines how the construction of the claims in the lawsuit is to be interpreted by the jury. We believe that the recently-issued Markman Order is consistent with MacroSolve’s position in the litigation and is favorable to the strength of our case. Overall, we are very pleased with the results.

           Our services strategy continues to produce new relationships and thus new opportunities.  These relationships take time to mature and we are happy to report that the early relationships are beginning to produce revenues for MacroSolve. Our plan is to reinvest those revenues to further enhance our strategy throughout 2014.

We continue to maintain our fixed cost structure, which involves three employees, all of whom are critical to our operations.   All other resources are outsourced as each new project demands.  This low cost structure reduces risk inherent in the uncertainties and timings of legal proceedings and business in general.

           Our current status as a Voluntary Reporting Entity with the Securities and Exchange Commission, or SEC, allows us to forego the requirement for costly annual shareholder meetings; we encourage you to continue reading our SEC filings and press releases for the latest MacroSolve news. Our website, www.macrosolve.com, and our social media outlets, including Twitter and LinkedIn, are other ways to stay connected with us. We feature three separate blogs to keep investors, mobile app innovators and those interested in intellectual property updated on the latest company and industry developments. You may also contact us by email at investorrelations@macrosolve.com.

We thank our loyal shareholders who have believed in us and we remain focused on rewarding that loyalty via enforcement of our intellectual property rights and execution of our services strategy.

Sincerely,

/s/ James C. McGill
James C. McGill
Chairman of the Board and Chief Executive Officer